                              (DOUBLE CLICK LOGO)

For Immediate Release

                               INVESTOR CONTACT:  Jason McGruder
                                                  Manager, Investor Relations
                                                  212-381-5182

                                  PRESS CONTACT:  Jennifer Blum
                                                  VP, Public Relations
                                                  212-381-5705

                  DOUBLECLICK REPORTS RECORD GAAP PROFITABILITY

                   Company reports double-digit revenue growth

New York, NY, April 15, 2004 -- DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for direct marketers, web publishers and advertisers, today announced financial results for the first quarter ended March 31, 2004, and updated its business outlook for 2004.

                                                                             1Q04         1Q03

Revenue (000's)                                                             $68,047     $60,054
GAAP Net Income (000's)                                                     $ 7,693     $   906
GAAP EPS                                                                    $  0.05     $  0.01

"We saw significant year-over-year increases in revenue, gross margins, operating margins, net income, and EBITDA(1)," said Kevin Ryan, Chief Executive Officer, DoubleClick. "We had growth across all of our product groups, and we expect record profitability in 2004."

FIRST QUARTER RESULTS

DoubleClick reported revenues for the first quarter of $68.0 million versus $60.1 million in the year ago period. GAAP net income for the most recent quarter was $7.7 million or $0.05 per share, compared with $0.9 million or $0.01 per share in the first quarter of 2003. The Company achieved gross margins of 66.8% during the quarter compared to 63.5% year-over-year. EBITDA was $14.6 million for the first quarter of 2004 compared to $11.5 million in the year ago period. First quarter 2004 GAAP net income and EBITDA benefited from a distribution from MaxWorldwide, Inc. of approximately $2.4 million in connection with its plan of liquidation and dissolution and the reversal of a $1.5 million reserve relating to a prior acquisition.

The Company ended the quarter with $625.4 million in cash and marketable securities, and had a net cash(2) position of $490.2 million, or $3.60 per share. This reflects the net $22.4 million used for the acquisition of SmartPath, Inc.


--------

1 EBITDA, (or earnings before interest, tax, depreciation, and amortization), is a non-GAAP financial measure. Please see the attached schedule for a reconciliation of EBITDA to GAAP net income. Please see the Form 8-K filed on April 15, 2004 by the Company with the SEC for a discussion of why the Company believes EBITDA is a useful financial measure to investors and how or when management uses it.

2 Net cash is a non-GAAP financial measure, and is defined as gross cash and cash equivalents of $121.3 million, restricted cash of $15.9 million, and investments in marketable securities of $488.2 million minus zero coupon convertible subordinated notes of $135.0 million and capital lease obligations of $0.2 million. Please see the Form 8-K filed on April 15, 2004 by the Company with the SEC for a discussion of why the Company believes net cash is a useful financial measure to investors and how and when management uses the term.





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
STOCK REPURCHASE

DoubleClick used $20.4 million in connection with the open market repurchase of approximately 1.9 million shares of the Company's common stock during the quarter.

"Since November of last year, we have repurchased almost $22 million in stock out of the $100 million initially authorized," added Ryan. "The core business is generating cash, and we have enough funds left for potential M&A activity. Meanwhile, existing shareholders benefit by owning a larger share of a growing company."

TECHSOLUTIONS

The TechSolutions segment reported first quarter revenues of $45.3 million versus $41.5 million in 1Q03. The Company's ad management revenues were $33.3 million in 1Q04 versus $31.1 million in the year ago period.

The remaining TechSolutions revenues came from the Company's marketing automation products, which had revenues of $12.0 million for 1Q04, against $10.4 million in the year ago period. Overall TechSolutions gross margins were 70.4 %, an increase from 61.3% in the first quarter of 2003. Overall TechSolutions operating margins were 18.8 %, an increase from 6.8 % in the first quarter of 2003.

The year-over-year improvements in revenue, gross margins, and operating margins stem primarily from new client wins, existing customers using more DoubleClick products, and the increase in overall system transaction volume by both new and existing clients. Operating margins also benefited from the previously mentioned $1.5 million reserve reversal.

DoubleClick has signed over 40 new contracts globally with customers to use its ad management solutions since the beginning of the year. Recent wins include Sports Illustrated, Mass Transit Interactive, UOL-Universo Online-Brazil, Initiative Media Australia, Adnovia, and ESPN STAR Sports. The Company also signed an exclusive contract with GSD&M for the use of its online ad management, rich media, and media planning solutions.

New marketing automation agreements have recently been reached with over 60 customers, including Unilever, Tribune Interactive and Classifieds, Buy.com, Lycos, J. Jill Group, Ross-Simons, and eBay Hong Kong.

On March 19, 2004, DoubleClick acquired SmartPath, Inc., a privately-held Marketing Resource Management (MRM) software company. Beginning with the second quarter of 2004, results for the TechSolutions segment and the marketing automation product group will include MRM sales. SmartPath(R) adds marketing planning and operational management solutions to the Company's existing offerings while expanding DoubleClick's platform and services capabilities in traditional marketing channels such as print and television. The Company is already selling this MRM solution through its global sales force as a standalone product, and plans to integrate it with its campaign management product later this year. The Company will also assess opportunities to integrate MRM solutions with other Company offerings in the future. SmartPath has 35 customers, including Novartis, GlaxoSmithKline, Wyeth, Kohler, the National Geographic Society, and Victoria's Secret, as well as agencies like Leo Burnett and Carmichael Lynch.

DATA

DoubleClick Data revenues were $22.8 million in 1Q04, up 22.8 % from $18.5 million in 1Q03. Abacus quarterly revenues were up 9.9 % year-over-year to $20.4 million, while the remaining Data revenues came from DoubleClick's Data Management business, which was acquired on June 30, 2003. Overall Data gross margins were 59.7% for the quarter, against 68.4% for 1Q03. Data operating margins were 11.1%, against 24.1% in the first quarter of 2003.

The year-over-year increase in Abacus revenues was driven primarily by continued growth in the Company's U.S. business-to-business Alliance and U.K. business-to-consumer Alliance. Gross and operating margins were lower in the first quarter of 2004 primarily because of the Data Management business, as well as new Abacus Alliances and Data products.

During the quarter, DoubleClick added 33 Abacus B2C Alliance members globally and 18 B2B Alliance members. In addition, the Vermont Country Store signed an agreement to use DoubleClick's Data Management solution and has agreements to use email, web site analytics, and Abacus Alliance data.

"DoubleClick's integrated marketing platform continues to resonate with existing and potential customers, especially the larger, more established firms that we are strategically targeting," said David Rosenblatt, President of DoubleClick. "Our recent Data Management deals have all been with existing Abacus and marketing automation customers. Our Data Management and Email client base have been the early adopters of our marketing automation solutions suite. Our rich media wins have come almost entirely from ad management customers. With the addition of SmartPath, we expect to increase the number of clients using multiple DoubleClick products as clients continue to see the value of using one technology vendor for their marketing needs."

SECOND QUARTER 2004 OUTLOOK

DoubleClick is expecting second quarter revenues to be between $70 million and $74 million. GAAP earnings for the second quarter are projected to be between $0.02 and $0.05 per share.

Total Company gross margins are expected to be in the high 60s to low 70s percentage range. GAAP operating expenses are expected to be between $45 million and $47 million. Items in interest and other, net and taxes are expected to be roughly $2 million, based an assumed tax rate of approximately 15%.

Segment projections for the second quarter of 2004 are as follows:

0 TechSolutions revenues are estimated to be between $45 million and $50 million, including $32 to $35 million from ad management, with overall TechSolutions gross margins in the low 70s percentage range.

0 Data revenues are estimated to be between $24 million and $26 million, including approximately $3 million from Data Management, with overall Data gross margins in the mid 60s percentage range.

UPDATED 2004 OUTLOOK

DoubleClick is adjusting its 2004 outlook because of the recent acquisition of SmartPath, Inc. DoubleClick began recognizing revenue from this acquisition on April 1, 2004. The Company expects it to lead to both higher revenue and expenses for its TechSolutions segment as follows:

0 DoubleClick expects SmartPath to add $4 million in revenue for the remainder of 2004, and therefore the Company is raising its overall 2004 revenue outlook to $294 to $314 million.

0 The Company expects the acquisition to lower GAAP net income by approximately $5 million, primarily because of amortization charges and integration costs.

0     DoubleClick expects the acquisition to be accretive in 2005 and beyond.

0 The Company now expects 2004 GAAP net income to be $33 to $40 million, or between $0.23 and $0.28 per share.


"We are off to a great start in 2004," said Bruce Dalziel, Chief Financial Officer, DoubleClick. "We on track to more than double our earnings in 2004 while achieving robust revenue growth across all of our product groups."

CONFERENCE CALL TODAY

The DoubleClick Conference Call to discuss this earnings press release is scheduled for today at 5:00 p.m. EDT. This call will be available live via Webcast, and on a replay basis afterward on the Company's website www.doubleclick.net under Investor Relations or at http://ir.doubleclick.net. Institutional investors can also access the call via www.streetevents.com.

ABOUT DOUBLECLICK

DoubleClick (www.doubleclick.net) is the leading provider of data and technology for advertisers, direct marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the Company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 20 offices around the world.

NOTE: This press release includes forward-looking statements, including earnings and revenue projections and plans set forth under the sections titled "Second Quarter 2004 Outlook" and "Updated 2004 Outlook" above, as well as sentences using the words "expects," "plans," or "believes" and all other statements that are not purely historical. The results or events predicted in these statements may vary materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include: lack of growth or decline in online advertising or marketing, changes in government regulation, intense competition in DoubleClick's industry, failure to manage the integration of acquired companies, failure to successfully manage the Company's international operations and other risks that are contained in documents which the Company files from time to time with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and Form 10-Q. In addition, any forward-looking statements represent the Company's estimates only as of today and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it may choose not to do so, even if the Company's estimates change.

                                      # # #

                                - -Continued - -

                                DOUBLECLICK INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    Three Months Ended
                                                                         March 31,
                                                                    ------------------
                                                                    2004           2003
                                                                    ----           ----
REVENUE:

   Technology                                                    $  45,297      $  41,528
   Data                                                             22,750         18,526
                                                                 ---------      ---------
        Total revenue                                               68,047         60,054
Cost of Revenue
                                                                    22,565         21,947
                                                                 ---------      ---------
   Gross profit                                                     45,482         38,107
Operating expenses:
   Sales and marketing                                              25,650         19,656
   General and administrative                                        8,074          8,866
   Product development                                               8,491          8,045
   Amortization of intangibles                                         637          2,079
                                                                 ---------      ---------
     Total operating expenses                                       42,852         38,646

Income (loss) from operations                                        2,630           (539)

Other income (expense)
   Equity in losses of affiliates                                     (186)        (1,265)
   Gain on distribution from affiliate                               2,400             --
   Interest and other, net                                           3,474          3,043
                                                                 ---------      ---------
    Total other income (expense)                                     5,688          1,778

Income before income taxes                                           8,318          1,239
Provision for income taxes                                            (625)          (333)
                                                                 ---------      ---------
NET INCOME                                                       $   7,693      $     906
                                                                 =========      =========
Basic net income per share                                       $    0.06      $    0.01
                                                                 =========      =========
Weighted average shares used in basic net income per share         137,099        136,437
                                                                 =========      =========
Diluted net income per share                                     $    0.05      $    0.01
                                                                 =========      =========
Weighted average shares used in diluted net income per share       141,084        138,760
                                                                 =========      =========

                                DOUBLECLICK INC.
                           CONSOLIDATED BALANCE SHEETS
                 (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                      March 31,       December 31,
                                                                                         2004             2003
                                                                                         ----             ----
                                      ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                            $   121,255      $   183,484
Investments in marketable securities                                                     151,616          151,898
Restricted cash                                                                            4,228           16,328
Accounts receivable, net of allowances of $6,717 and
   $7,519, respectively                                                                   55,840           51,491
Prepaid expenses and other current assets                                                 20,928           17,473
                                                                                     -----------      -----------
          Total current assets                                                           353,867          420,674

Investments in marketable securities                                                     336,635          312,434
Restricted cash                                                                           11,668           11,668
Property and equipment, net                                                               75,442           75,786
Goodwill                                                                                  33,474           18,658
Intangible assets, net                                                                    16,570           10,847
Investment in affiliates                                                                  19,406           13,422
Other assets                                                                              13,863           14,408
                                                                                     -----------      -----------
          Total assets                                                               $   860,925      $   877,897
                                                                                     ===========      ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                                     $     5,375      $     4,164
Accrued expenses and other current liabilities                                            43,932           62,741
Current portion of capital lease obligations                                                 233              411
Deferred revenue                                                                          10,940            8,188
                                                                                     -----------      -----------
          Total current liabilities                                                       60,480           75,504

Convertible subordinated notes - Zero Coupon, due 2023                                   135,000          135,000
Other long term liabilities                                                               27,150           27,046

STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.001; 5,000,000 shares authorized,
   none outstanding                                                                           --               --
Common stock, par value $0.001; 400,000,000 shares authorized, 140,039,930 and
   139,329,875 shares issued, respectively                                                   140              139
Treasury stock, 3,742,425 and 1,846,170 shares, respectively                             (30,834)         (10,396)
Additional paid-in capital                                                             1,291,114        1,287,775
Accumulated deficit                                                                     (641,830)        (649,523)
Other accumulated comprehensive income                                                    19,705           12,352
                                                                                     -----------      -----------
          Total stockholders' equity                                                     638,295          640,347
                                                                                     -----------      -----------
          Total liabilities and stockholders' equity                                 $   860,925      $   877,897
                                                                                     ===========      ===========

                                                                      Three Months Ended
                                                                           March 31,
                                                                      ------------------
                                                                      2004           2003
                                                                      ----           ----
OPERATING ACTIVITIES

    Net income                                                      $   7,693      $     906
    Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
       Depreciation and leasehold amortization                          7,445         10,189
       Amortization of intangible assets                                1,512          2,949
       Equity in losses of affiliates                                     186          1,265
       Lease termination and related payments                          (7,625)            --
       Other non-cash items                                             3,472          2,728
       Other changes in working capital                               (20,034)       (13,122)
                                                                    ---------      ---------
       Net cash (used in) provided by operating activities             (7,351)         4,915

INVESTING ACTIVITIES
    Purchases of property and equipment                                (6,069)        (8,197)
    Purchases of investments in marketable securities                 (74,400)      (130,079)
    Maturities of investments in marketable securities                 51,520        177,175
    Restricted cash                                                    12,100         (3,950)
    Acquisition of business, net of cash acquired                     (22,445)            --
    Proceeds from sale of investment in affiliate                          --            656
    Investments in affiliates                                            (471)            --
    Proceeds from affiliate distribution                                2,400             --
                                                                    ---------      ---------
       Net cash (used in) provided by investing activities            (37,365)        35,605

FINANCING ACTIVITIES

    Proceeds from the issuance of common stock and the exercise
    of stock options, net                                               2,443            910
    Purchases of treasury stock                                       (20,439)            --
    Payments under capital lease obligations and notes payable           (179)        (1,791)
                                                                    ---------      ---------
       Net cash used in financing activities                          (18,175)          (881)

Effect of exchange rate changes on cash                                   662           (109)
                                                                    ---------      ---------
Net (decrease) increase in cash and cash equivalents                  (62,229)        39,530

Cash and cash equivalents at beginning of period                    $ 183,484      $ 123,671
                                                                    ---------      ---------
Cash and cash equivalents at end of period                          $ 121,255      $ 163,201
                                                                    =========      =========

                                DOUBLECLICK INC.
                     RECONCILIATION OF NET INCOME TO EBITDA
                            (UNAUDITED, IN THOUSANDS)


                                                       Three Months Ended
                                                     ----------------------
                                                     March 31,     March 31,
                                                       2004          2003
                                                       ----          ----

Net income                                           $  7,693      $    906
    Plus tax provision                                    625           333
    Less interest income, net                          (2,648)       (2,914)
    Plus amortization of intangibles (1)                1,512         2,949
    Plus depreciation and leasehold amortization        7,445        10,189
                                                     --------      --------
   EBITDA                                            $ 14,627      $ 11,463
                                                     ========      ========



(1) For the three months ended March 31, 2004 and March 31, 2003, $0.9M and $0.9M, respectively, of amortization expense of intangible assets relating to purchased technology was included as a component of cost of revenue in the Consolidated Statements of Operations.

Additional financial metrics can be found in the "Financial Reports" section of DoubleClick's investor relations website.